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                                                                     EXHIBIT 3.5


                                  IEXALT, INC.
                          DIRECTORS' STOCK OPTION PLAN
  (FORMERLY KNOW AS THE SUNBELT EXPLORATION, INC. DIRECTORS' STOCK OPTION PLAN)


                                 AMENDMENT NO. 1


      THIS AMENDMENT NO. 1 to the iExalt, Inc. Directors' Stock Option Plan (formerly known as the Sunbelt Exploration, Inc. Directors' Stock Option Plan and referred to herein as the "Plan"), is effective as of the 22nd day of March 2002.

         1. Article II.6 of the Plan is hereby amended to read as follows in its entirety:

      "Common Stock" shall mean the common stock, $.05 par value, of the Company.

         2. Article II.7 of the Plan is hereby amended to read as follows in its entirety:

"Company" shall mean iExalt, Inc. and any of its subsidiaries, and their respective successors in interest.

         3. Article IV of the Plan is hereby deleted and in its entirety and replaced with the following new Article IV:

      Subject to adjustment in accordance with Articles IX and XII an aggregate number of shares of Common Stock equal to 1% of the number of shares of Common Stock from time to time authorized pursuant to the Certificate of Incorporation of the Company are hereby reserved for issuance pursuant to Options under this Plan; provided, however, that any future reduction in the number of shares of Common Stock from time to time authorized pursuant to the Certificate of Incorporation of the Company shall not have the effect of terminating any Option granted prior to such reduction. Such shares may be authorized but unissued shares of Common Stock or reacquired shares of Common Stock. If an Option, or any portion thereof, shall expire or terminate for any reason without having been exercised in full, the unpurchased shares of Common Stock covered by such Option shall be available for future grants of Options.

         4. Article V (including Articles V.1, V.2, V.3 and V.4) is deleted in its entirety and replaced with the following new Article V:

On each Annual Grant Date, each Eligible Director shall receive the grant of an Option to purchase 5,000 shares of Common Stock.

         5. Except as amended hereby, the Plan shall remain in full force and effect.

         6. The term "Plan" as used in the Plan shall refer to the Plan as amended hereby.

      The foregoing Amendment No. 1 was approved by the Board of Directors of the Company on the 1st day of February 2002 and by the shareholders of the Company on the 22nd day of March 2002.


iEXALT, INC.


By:         /s/Donald W. Sapaugh
      ------------------------------------
      Donald W. Sapaugh,
      Chairman/Chief Executive Officer


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ATTEST:

By:         /s/ Chris L. Sisk
      ------------------------------
      Chris L. Sisk
      Asst. Secretary